The Dewey Electronics Corporation
27 Muller Road
Oakland, New Jersey 07436




                               December 2, 2002

via fax and Federal Express


Mr. Paul O. Koether, Chairman
Asset Value Management, Inc.
211 Pennbrook Road
Far Hills, New Jersey   07931

Dear Paul:

On behalf of the Board of Directors of The Dewey Electronics Corporation, I am writing to inform you of the Board's unanimous decision to reject the proposal set forth in your letter to me dated November 12, 2002, in which you indicated that Asset Value Fund and/or affiliates were interested in purchasing all of the Company's shares at a cash price of $5.00 per share.

After careful consideration, the Board unanimously determined that the proposal described in your letter would not be in the best interests of the Company or its shareholders and, further, that the Company is not for sale. The Board considered, among other things, the terms of the proposal, which it concluded do not reflect the inherent value of the Company. Moreover, the Company's strategy is to manage for both short and long term shareholder value, as well as for the benefit of our customers and well-being of our employees. This proposal would prevent our shareholders from participating in the future of the Company. The Board believes that it is in the best interests of Dewey Electronics and its shareholders for us to continue to pursue these strategies.

I assure you that the Company's Board of Directors and management are committed to pursuing the goals of building upon the Company's strengths, seeking to expand business opportunities and increasing shareholder value. We appreciate your interest in Dewey Electronics.

                            Sincerely,


                                 /s/
                            John H.D. Dewey
                            Acting Chief Executive Officer

JHDD/cg